EXHIBIT 99.6

The Frontier Fund	DUNN SERIES – 1
The Common Sense Investment Alternative	Trading Advisor:
Dunn Capital Management, Inc.

Highlights of the Dunn Series

■	Managed by Dunn Capital Management, Inc., one of the oldest commodity trading advisors (Trading Advisors) in the world

■	Diversification across worldwide futures and currency markets

■	Uses the Dunn Combined Financial (DCF) Program, a managed futures trading program that combines Dunn’s World Monetary Asset (WMA) Program (established in 1984) and its Targets of Opportunity (TOPS) Program (established in 1989)

Trading Advisor – Dunn Capital Management, Inc. (Stuart, Florida)

■	Established 1974

■	Manages more than $1.2 billion of managed futures investments (as of August 31, 2003)

■	Developed the DCF Program in 1999 to combine its WMA and TOPS trading programs. The WMA Program is a technical, long-term, major trend following, reversal program. TOPS is a technical, medium-term, opportunistic, trend following program.

■	Executes trades based on proprietary computer models, except for unusual circumstances or unique trading opportunities within its general risk control methodology.

Additional information concerning this series and Trading Advisor is contained in the Prospectus of The Frontier Fund and the Dunn Series Appendix.

Pro Forma Composite Performance1

Year	Annual Return
2003 (Jan. – Aug.)	5.11%
2002	48.92%
2001	0.29%
2000	21.54%
1999	-8.62%
1998	13.77%

1.	The actual trading composite results of a 50-50 combination of the Dunn WMA and TOPS program; pro forma for expenses of The Frontier Fund applicable to the Dunn Series 1 Units as set forth in the Break Even Table below. The DUNN Series-1 pro forma composite performance table is derived from a 50-50 combination of the DUNN WMA and TOPS programs in place of the DUNN DCF Program offered by the Trust because the DCF Program does not have an extensive performance history. In addition, the trading strategy of the DCF Program is to trade equal and leveraged portions in separate WMA and TOPS trading accounts, as a result, the 50-50 combination used to derive the pro forma table is comparable to the DCF Program offered by the Trust. However, the performance information displayed above does not reflect the additional leverage created as a result of the 0% to 15% enrichment factor utilized in the DCF Program.

Summary Performance Comparison: January 1998 – August 2003

	Dunn DCF Program	U.S. Stocks	U.S. Bonds	Managed Futures
Compound Annual Return	12.85%	2.11%	6.83%	5.78%
Worst Historical Loss	-37.49%	-44.73%	-3.55%	-14.29%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Worst Historical Loss: measure of risk (also known as Maximum Drawdown) that illustrates the largest peak-to-valley decline, based on monthly rates of return, during a given time period. The time period of analysis is January 1998 – August 2003.

Stocks: S&P 500 Index (dividends reinvested). Source: PerTrac 2000, product of Strategic Financial Solutions, LLC.

Bonds: Lehman Brothers Aggregate Bond Market Index. Source: PerTrac 2000, product of Strategic Financial Solutions, LLC.

Managed Futures: CISDM Public Fund Index. Source: Managed Account Reports, Inc.

[note to VAMI chart – placement subject to design/layout] The actual trading composite results of the Dunn DCF Trading Program; pro forma for expenses of The Frontier Fund applicable to the Dunn Series 1 Units as set forth in the Break Even Table below.

[pie chart footnote] Equal Average of DUNN WMA and TOPS Sector Diversification Programs

Projected 12-Month Breakeven Analysis Dunn Series – 1	Expenses as a % of initial investment
Initial Selling Price	0.00%
Syndication and Selling Expenses	0.00%
Trust Operating Expenses	0.00%
Management Fee	0.00%
Service Fee	3.00%
Brokerage Commissions and Trading Fees	1.55%
Incentive Fee	1.00%
Less Interest Income	0.00%
Amount of Trading Income Required for the Trust’s Net Asset Value per Unit (Redemption Value) at the End of One Year to Equal the Selling Price per Unit	5.55%

Features and Benefits of The Frontier Fund

■	Access to multiple levels of diversification with one investment

■	Professional management at 3 levels – Managing Owner + Trading Advisor + Fund Administrator

■	Daily valuation, liquidity and switching among several separate funds without penalty

■	Reporting – monthly performance reports, annual financial and tax information

■	Cost efficiencies – low minimum investment and breakeven analysis

■	Limited liability

Fund Summary

Minimum subscription	$1,000 (except for Benefit Plan Investors including IRAs who have no minimum)

Eligible subscribers

At a minimum, you must have either (1) a net worth (exclusive of your home, home furnishings and automobiles) of at least $150,000 or (2) a net worth, similarly calculated, of at least $45,000 and an annual gross income of at least $45,000. A significant number of states impose substantially higher suitability standards on their residents than these minimums. See the Prospectus for additional information.

Form of organization	Delaware Trust; Wilmington Trust Company, Trustee

Managing Owner	Equinox Fund Management, LLC

Fund Administrator	The Bornhoft Group Corporation

THE BROCHURE MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND. THIS BROCHURE SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS. AN INVESTMENT IN THE FRONTIER FUND IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.

Please contact your financial advisor to discuss whether this investment is suitable for your overall financial objectives. Read the Prospectus carefully for a detailed description of the fund and inherent risk factors. All investors must submit a fully executed subscription agreement to us.

Equinox Fund Management, LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

(303) 837-0600

info@xxxxxxx.com [general email address needed]